Exhibit 99.2

Destination Maternity Corporation

Third Quarter Fiscal 2015

Conference Call Remarks

12/3/15

Judd P. Tirnauer, Executive Vice President & Chief Financial Officer

Thank you, operator. Good morning, everyone, and welcome to Destination Maternity’s third quarter FY15 earnings call. The earnings release that was disseminated this morning is available on the Investors section of our website. Additionally, we will file our 10-Q today with the SEC.

The earnings release contains definitions of various financial terms as well as reconciliations of certain non-GAAP financial measures we will be discussing in today’s call.

This call will include certain forward-looking statements within the meanings of the Federal Securities laws. These statements relate to expectations, beliefs, projections, trends and other matters that are not historical facts and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the Company’s SEC filings.

Also I would like to remind you that today’s call cannot be reproduced in any form without the expressed written consent of Destination Maternity.

Joining me on the call today is Anthony Romano, Chief Executive Officer. Tony will open with an overview of the quarter and progress toward our long-term plan and I will follow with additional commentary on our financial results. Tony will provide closing remarks. Then we will be available to take your questions. It is now my pleasure to turn the call over to Tony.

Anthony M. Romano, Chief Executive Officer

Thank you, Judd, and good morning everyone. We appreciate you investing your time with us today.

Before providing my comments on our third quarter, I would first like to call your attention to the senior management change we announced earlier this morning.

In a further effort to streamline operations and our reporting structure, we announced the elimination of a separate President function. As a result, Chris Daniel, previously our President, will be leaving the Company.

While I am sorry to see Chris leave, the opportunity to flatten our organization and streamline the merchandising decisions is an important step in our ongoing efforts to simplify our business model, improve efficiencies and make quicker decisions. I will assume the additional role of President and work directly with our brands in pursuit of our goal to consistently provide our customers with compelling product and exceptional customer service. I wish to thank Chris for his strong support during this past year and for his many contributions during his time with Destination Maternity.

For the third quarter we reported adjusted EBITDA before other charges of $5.1 million, representing modest improvement from $4.1 million in the prior year, as our gross margin held steady and we managed expenses well. However, both internal and external factors negatively impacted our reported comparable sales, which were down -3.6% for the quarter. Externally, we were not immune from the tough retail environment, facing decreased traffic and unseasonably warm weather. Internally, the completed move to our new distribution center presented some transitional challenges in August and September, adversely impacting both web fulfillment and store deliveries. We estimate the one-time, negative impact to our reported comparable sales was approximately 2.0% due to these challenges. This headwind is now behind us and we are on track to benefit in fiscal 2016 from increased efficiencies from our new distribution center.

During the quarter we continued to focus on our key strategies.

•	Aggressive inventory management, both quantitatively and qualitatively, remains the most significant opportunity to drive consistent comp sales growth and gross profit dollar improvement going forward. This opportunity includes the timing of receipts, the allocation depth of key item programs and the markdown and promotional cadence of our pricing strategy.

•	As we exited last quarter, we shared that we had experienced positive comps driven by increased unit sales as a result of heavy markdowns and promotional activity. In August, our customers opted for our summer wear-now, marked-down product versus our regular-priced fall assortments due to the warm weather and the late arriving Labor Day weekend. As you know, Labor Day weekend typically kicks-off the fall shopping season and quite frankly, our fall product, while improved, was still not representative of our go forward strategy. This caused average unit retail selling price challenges early in the quarter.

•	Throughout the quarter, we continued to adjust our approach balancing our inventory and pricing actions. This strategy served us well, as we slightly improved our gross margin rate from the prior year despite a challenging spending environment. However, we did sell less units, driven by less transactions.

•	Importantly, our inventory carrying value of $80 million at quarter end declined 13% from the prior year third quarter. We are pleased with this achievement, which we believe highlights our diligent efforts to clear our stores of out of season, less desirable inventory, and provide a less cluttered, more visually appealing shopping experience in our stores, a key element of our stated strategy.

•	Unit inventory is down only slightly as we have not yet completed the liquidation of aged, reserved inventory. We are testing alternative liquidation approaches to learn the best channels and methods for optimizing cash return on the disposal of these units.

•	Overall, we have made significant progress with our inventory management, and yet we are really only just beginning to scratch the surface. We continue to apply learnings and refine our inventory management approach, with this activity expected to be further enhanced in FY16, as we implement our new best-in-class product allocation tool. As we announced last quarter, we are partnering with industry leader JDA on this implementation.

•	Inventory management remains a top priority and a key driver of profitable sales growth fueling our future success.

•	In terms of product receptiveness during the quarter:

In Motherhood, our product offering is improving but we are still not where we need it to be. While our exclusive Jessica Simpson and Wendy Bellissimo collections continued to perform well and conveyed a strong fashion point of view and easy outfit building, our Motherhood brand lacked clarity and appropriate depth in “wear-now” key items, particularly in relation to the warmer than usual weather we experienced in much of the country. We did not offer the ease in outfit building that the Motherhood customer expects to find.

Regarding specific classifications in Motherhood, knit tops continued to be a challenge in both basic and fashion programs from both a content and “wear-now” timing standpoint. Our dress assortment lacked freshness and balance of the appropriate mix of casual and occasion styles. Toward the end of the quarter and with the approach of cooler weather, we were encouraged by the improvement in sweaters and outerwear.

On a positive note, our ongoing focus on improving the content and fashion point of view of our A Pea in the Pod brand is beginning to drive improved results. Of particular note is strong woven tops performance, along with a favorable response to our new in-house, denim based private label Luxe Essentials Denim, marketed under the LED label.

•	We also continued to re-energize our customer focus constantly working on ways to improve her shopping experience and build a deeper emotional connection with our Mom2Be. Specifically, we are pleased with the progress and updated creative content of our brand images for both our in-store and online marketing programs.

•	Also, during the quarter, we implemented a new point-of-sale process, reducing transaction time at the register by 50%, which allows for greater customer service in the fitting room and for our customer once she has made her final selections.

•	On the social media front, we made strides in our continued effort to reach the millennial customer. We enhanced our Facebook and Instagram presence, and have seen positive momentum in the number of followers, impressions, and bloggers, as well as some early returns of the sales benefits of our enhanced social media focus and increased ability to shop directly from our social media posts.

In addition, once again our Board declared a regular quarterly dividend of $0.20 per share. The declaration of the dividend remains, of course, a quarter-by-quarter determination by the Board.

Overall, while our third quarter presented significant challenges and our results are slower to materialize than we would like, I firmly believe that we are working on the right strategies to achieve our objective of delivering sustained improvement in sales and operating profitability.

With that, I would now like to turn the call over to Judd to review our financial results and outlook in more detail.

Judd P. Tirnauer, Executive Vice President & Chief Financial Officer

Thanks, Tony. We were pleased to achieve growth in adjusted EBITDA and make progress on selected financial metrics during the quarter. I will begin my remarks with a review of the income statement.

•	Net sales for the third quarter were $119.5 million, compared to $125.1 million for the three months ended November 1, 2014.

•	The decrease in sales was primarily due to a decline in comparable sales and our continued efforts to close underperforming stores, partially offset by an increase in sales from our licensed relationship.

•	As Tony mentioned, comparable sales for the quarter decreased 3.6% versus a decline of 6.9% a year ago.

•	We estimate that our transition to our new distribution center negatively resulted in approximately 2.0% of our 3.6% decline.

•	Gross margin for the quarter ending October 31, 2015 was 50.5%, compared to 50.1% for the comparable period a year ago. We estimate that our gross margin for the quarter was benefited by approximately 40 bps due to the timing of the initial Grow NJ benefit recognition in the third quarter.

•	SG&A expense decreased 4.2% versus the comparable period last year, and as a percentage of net sales was 50.6% compared to 50.4% for the comparable period a year ago. The decline in SG&A was driven by cost reductions from our continued rationalization of underperforming stores, a reduction in marketing and advertising expense, and lower net expenses related to the relocation of our corporate headquarters.

•	Adjusted EBITDA before other charges increased 23% to $5.1 million versus $4.1 million a year ago.

•	Adjusted loss per share totaled 5 cents for the quarter equal to the adjusted loss per share of 5 cents in the comparable 2014 three-month period.

•	During the third quarter we incurred pretax other charges of $1.1 million. Consistent with our guidance, these were comprised of approximately $0.6 million related to the relocation of our distribution facilities and $0.5 million related to management and organizational changes. In addition, we had pretax expense of $0.6 million from store asset impairments, store closings, and other asset disposals.

Turning to our year-to-date results:

•	Net sales for the nine-month period ended October 31, 2015, were $380.5 million compared to $389.4 million a year ago.

•	The decrease in sales was primarily due to our continued efforts to close underperforming stores, and to a lesser extent, a decline in comparable sales.

•	For the nine-month period comparable sales decreased 1.0% versus a decrease of 5.5% a year ago.

•	We estimate that the transition to our new distribution center negatively impacted our comparable sales by 0.7%.

•	Gross margin decreased by 240 basis points to 49.2% from 51.6% for the nine months ended November 1, 2014. The year-over-year decrease in gross margin is consistent with our expectation and reflects price promotion and markdown activity to drive sales and more aggressively manage inventory, including our continued efforts to exit the season as clean as possible.

•	SG&A decreased 0.9% and as a percentage of net sales was 48.9% of sales compared to 48.2% of sales for the comparable period a year ago.

•	Adjusted EBITDA before other charges was $19.6 million versus $26.5 million a year ago.

•	Adjusted net income per share totaled 10 cents for the nine months ended October 31, 2015, compared to adjusted net income per share of 52 cents for the nine months ended November 1, 2014.

•	During the nine-month period we incurred pretax other charges of $4.5 million. These were comprised approximately of $2.6 million related to the relocation of our distribution facilities and $1.9 million related to management and organizational changes.

•	In addition, we realized pretax income of $2.3 million from store asset impairments, store closings, and other asset disposals, including the $4.1 million cash benefit from the early superstore lease termination during the second quarter.

Turning to the balance sheet.

•	Our inventory at quarter-end totaled $80 million, down 13% from $92 million a year ago.

•	Also at quarter-end we had $31.6 million of outstanding borrowings under our credit facility and approximately $22 million of availability based on our borrowing base formula and minimum excess availability covenant.

Our financial guidance for the full-year 2015 is as follows:

•	We project comparable sales to be down slightly, as we achieved lower than planned comparable sales in Q3, and are forecasting slightly better, but still negative comparable sales in Q4.

•	We project gross margin to be essentially flat to last year, increasing significantly in the fourth quarter, noting that the three month period ended January 31, 2015 included a $10.9 million inventory write-down that we do not anticipate incurring in this year’s fourth quarter.

•	We also project full-year other charges of approximately $5 million, primarily related to the relocation of our distribution center and execution of our transformation strategic initiatives.

Our projection for the full-year fiscal 2015 capital expenditures is approximately $26 million, which includes $10 million related to the headquarters and distribution center relocations and $16 million related to new stores; store relocations and remodels; and investments in technology, including the inventory allocation system Tony mentioned earlier.

In the third quarter we opened 10 stores and closed eight. We ended the quarter with 554 stores.

Looking forward to 2016:

•	We project a comparable sales increase in the low, single digits, primarily driven by the implementation of our new allocation system, which will begin to have positive impact in the second quarter.

•	We project full year gross margin to increase at least 100 basis points, with essentially flat gross margin in Q1, and improving throughout the year.

•	We project capital expenditures to be between $15 million and $17 million versus $26 million in FY2015 and $40 million in FY2014 as we have completed our relocations and do not anticipate requiring any additional capital expenditures related to our relocations in fiscal 2016.

In closing, we continue to apply a measured approach to our capital allocation as we progress toward our initiatives while returning cash to shareholders. We also remain focused on actively managing our inventory to optimize merchandise buys and improve our product lifecycle, planning and allocation. Lastly, we continue to focus on controlling our expenses, while continuing to make investments to drive sales.

With that I will turn the call back to Tony for some closing remarks.

Anthony M. Romano, Chief Executive Officer

Thank you, Judd. We have taken important foundational steps to improve our business in fiscal year 2015, some of which remains under development and has not yet been able to positively impact our business. While this progress is, unfortunately, not yet easily visible in our performance I do believe we have made significant, tangible progress; inventory levels are more appropriate, stores are visually more appealing and we are improving our operational and merchandise processes (such as, for example, our transition to our new distribution center). In addition, I am encouraged by the influx of new talent into the business (many of whom have been here for less than a year) and believe the impact will be increasingly positive as our teams gain experience both in our business and in working together.

In summary, I remain confident that we are executing against the right strategies; being more customer focused and product centric, driving sales growth through inventory productivity and building a winning culture.

We remain dedicated to providing our Mom2Be with fashion-right products that help her celebrate this amazing time in her life through a delightful shopping experience in stores and online, while delivering consistent, growing returns for our shareholders, with a long term objective of achieving an adjusted EBITDA margin of 10%.

And, now I would like to turn the call over to the operator to begin the question and answer portion of our call.

Following Questions:

Thank you again for joining us today. I would like to wish you a happy and healthy holiday season and look forward to speaking with you when we report Fourth quarter results in March. Have a great day.